UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

[ ] Check box if no longer subject to Section 16.
    Form 4 or Form 5 obligations may continue.

1. Name and Address of Reporting Person
   George, Richard L.
   5145 Tifton Dr.
   Edina, MN 55439

2. Issuer Name and Ticker or Trading Symbol
   NVE Corporation (NVCR)

3. I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)

4. Statement for Month/Day/Year
   1/3/03

5. If Amendment, Date of Original (Month/Day/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   [ ] Director                   [ ] 10% Owner
   [X] Officer (give title below) [ ] Other (specify below)
   Chief Financial Officer

7. Individual or Joint/Group Filing (Check Applicable Line)
   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

Table I   Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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1. Title of Security           2. Trans-   2A. Deemed   3.Trans- 4. Securities Acquired(A)     5. Amount of       6.    7. Nature of
                                 action     Execution     action   or Disposed of (D)            Securities                 Indirect
                                 Date       Date, if      Code                   A               Beneficially     D       Beneficial
                                 (Month/    any (Month/                          or              Owned Following  or       Ownership
                                 Day/Year)  Day/Year)              Amount        D  Price        Reported         I
                                                                                                 Transaction(s)
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Common Stock                   1/3/03                   P        1,471          A   $6.16        103,406          D

Table II (PART 1)  Derivative Securities Acquired, Disposed of, or Beneficially Owned  (Columns 1 through 6)
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1. Title of Derivative         2. Conversion   3.Trans- 3A.Deemed  4.Trans-  5. Number of Derivative         6. Date Exercisable and
Security                       or Exercise     action   Execution   action    Securities Acquired (A)        Expiration Date
                               Price of        Date      Date, if   Code      or Disposed of (D)                (Month/Day/Year)
                               Derivative      (Month/   any
                               Security        Day/Year)                      A                D             Exercisable  Expiration
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Table II (PART 2)  Derivative Securities Acquired, Disposed of, or Beneficially Owned (Columns 1, 3 and 7 through 11)
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1. Title of Derivative         3. Trans-     7. Title and Amount                    8. Price    9. Number of      10.  11. Nature of
Security                          action        of Underlying                          of Deri-    Derivative              Indirect
                                  Date          Securities                             vative      Securities      D      Beneficial
                                                                                       Security    Beneficially    or      Ownership
                                                                     Amount or                     Owned Following I
                  -                                                  Number of                     Reported
                                              Title                  Shares                        Transaction(s)
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Explanation of Responses:



/s/ Richard L. George                1/3/03
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Signature of Reporting Person         Date